Exhibit 99.0

For Immediate Release	Contact: Bob DeFillippo
May 6, 2003	973 802-4149
After 4 PM

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2003 RESULTS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) announced today net income for its Financial Services Businesses of $197 million (39 cents per Common share) for the first quarter of 2003, compared to $263 million (46 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $303 million, or 58 cents per Common share, for the first quarter of 2003, compared to $336 million, or 59 cents per Common share, for the first quarter of 2002. Pre-tax adjusted operating income of the Financial Services Businesses was $449 million in the first quarter of 2003, compared to $529 million in the year-ago quarter. Adjusted operating income excludes net realized investment gains and related charges and adjustments, results from divested businesses, and discontinued operations. After-tax adjusted operating income in the current quarter reflected a lower effective tax rate than the year-ago quarter, as discussed below.

“Prudential Financial’s first quarter results are on track with our objectives for the year. Our domestic businesses are benefiting from the actions we’ve taken to reduce our cost structure, and our international businesses continue to make a solid contribution to overall results. We are further encouraged by our strong sales results this quarter in individual life insurance, individual annuities, and international insurance,” said Chairman and CEO Arthur F. Ryan.

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“Our acquisition of American Skandia, which closed on May 1, will significantly strengthen our annuity business going forward. In addition, we expect the combination of our retail securities brokerage business with Wachovia Securities to close in the third quarter. Considering the impact we expect from these transactions, including related charges of approximately 25 cents per share in 2003 from the combination of the retail securities brokerage operations, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $2.25 to $2.40 for the year 2003, based on after-tax adjusted operating income. The 2003 expectation assumes continuation of all of Prudential’s existing businesses and appreciation in the S&P 500 index of 8% for the year,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

During the first quarter of 2003, the company announced its agreement to sell its specialty automobile insurance business, a component of its property and casualty insurance business. The results of the specialty automobile insurance business are included in discontinued operations for all periods presented.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

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The Insurance division reported pre-tax adjusted operating income of $172 million for the first quarter of 2003, a decrease of $31 million from $203 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $129 million for the current quarter, a $17 million decrease from the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $106 million in the current quarter, compared to $117 million in the year-ago quarter. Current quarter mortality experience was within our expected range but less favorable than that of the strong year-ago quarter. The segment’s individual annuity business reported adjusted operating income of $23 million in the current quarter, compared to $29 million in the year-ago quarter, as asset-based fees were negatively affected by lower asset values. Our Group Insurance segment reported adjusted operating income of $34 million in the current quarter, compared to $37 million in the year-ago quarter. Our Property and Casualty Insurance segment reported adjusted operating income of $9 million for the current quarter, compared to $20 million in the year-ago quarter, when the segment benefited from stop-loss reinsurance recoveries of that amount.

The Investment division reported pre-tax adjusted operating income of $74 million in the first quarter of 2003, a decrease of $30 million from $104 million in the year-ago quarter. Our Investment Management segment reported adjusted operating income of $36 million for the current quarter, a decrease of $11 million from the year-ago quarter. The decrease came from lower fees in the current quarter due to market value declines in our equity assets under management. Our Financial Advisory segment reported a loss, on an adjusted operating income basis, of $24 million for the current quarter, compared to adjusted operating income of $7 million in the year-ago quarter, reflecting continued declines in individual investor transaction volume and asset values on which fees are based, partly mitigated by a lower expense level reflecting our cost reduction measures.

Adjusted operating income from our Retirement and Other Asset Management segments amounted to $62 million in the current quarter, compared to $50 million in the year-ago quarter, with the $12 million increase primarily a result of improved investment results in the Retirement segment’s guaranteed products business.

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The International Insurance and Investments division reported pre-tax adjusted operating income for the first quarter of 2003 of $175 million, a decrease of $27 million from $202 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $175 million for the quarter, compared to $204 million for the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $75 million for the current quarter, compared to $104 million for the year-ago quarter, which benefited from favorable mortality experience. Gibraltar Life’s $75 million adjusted operating income for the current quarter reflects increased reserves of about $15 million resulting from stronger policy persistency than we expected at this stage of its operations. We had estimated that policy surrenders would continue at a high level in the two years following Gibraltar Life’s restructuring and acquisition in April 2001. This high level of policy surrenders did not occur in the latest quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life was $100 million in the current quarter, unchanged from the year-ago quarter. A less favorable level of policy benefits and expenses in the current quarter, including costs of relocating the Japanese operation to a new home office building in Tokyo, offset the impact of continued business growth in Japan and Korea.

Corporate and Other operations resulted in pre-tax adjusted operating income of $28 million in the first quarter of 2003, compared to $20 million in the year-ago quarter.

Assets under management and administration amounted to $550 billion at March 31, 2003, compared to $580 billion a year earlier and $556 billion at December 31, 2002. Assets under management were $376 billion at March 31, 2003, a decrease of $3 billion from a year earlier. The decrease reflects the market value declines in our equity assets under management.

The effective tax rate applied to adjusted operating income of the Financial Services Businesses was 32.5% for the first quarter of 2003, compared to 36.5% for the year-ago quarter and 33.6% for the full year 2002. The reduction in the rate during the current quarter from the rate applied for the full year 2002 reflected a lower overall rate applicable to our international operations.

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Net income of the Financial Services Businesses for the first quarter of 2003 amounted to $197 million, compared to $263 million in the year-ago quarter. Current quarter net income included $113 million of net realized investment losses and related charges and adjustments, and losses of $12 million from divested businesses. Net income also includes a loss of $22 million (net of related taxes) from discontinued operations. The realized losses in the current quarter included losses of $175 million from impairments and sales of credit-impaired securities, which were partially offset by realized gains from fixed maturities, including private bond prepayments. At March 31, 2003, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $247 million. The loss from discontinued operations is primarily attributable to our agreement to sell our specialty automobile insurance business.

The net income of the Financial Services Businesses for the year-ago quarter included realized investment losses, net, and related charges and adjustments, of $96 million, reflecting losses of $141 million from impairments and sales of credit-impaired securities.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a first quarter 2003 net loss of $1 million, compared to a net loss of $110 million for the year-ago quarter.

The Closed Block Business reported losses from operations before income taxes of $1 million for the first quarter of 2003 and $175 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $41 million in the current quarter and realized investment losses of $79 million in the year-ago quarter.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $196 million for the first quarter of 2003 and $153 million for the year-ago quarter.

Share Repurchase Program

During the first quarter of 2003, the company acquired 8.1 million shares of its Common Stock, at a total cost of approximately $250 million. From the commencement of share repurchases in May, 2002, through March 31, 2003, the company acquired 34.1 million shares of its Common Stock at a total cost of approximately $1.050 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the current economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets;

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reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains (losses), we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2002, should be considered by readers when reviewing forward-looking statements contained in this release.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, May 7, 2003, at 11 a.m. ET, to discuss with the investment community the company’s first quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 21. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4473 (domestic callers) or (651) 291-0561 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on May 7, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 681461.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended
	March 31
	2003	2002
Financial Services Businesses (FSB) Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,468	$2,212
Policy charges and fee income	416	434
Net investment income	1,284	1,236
Commissions, investment management fees, and other income	902	1,075

Total revenues	5,070	4,957

Benefits and expenses:
Insurance and annuity benefits	2,467	2,156
Interest credited to policyholders’ account balances	418	414
Interest expense	37	48
Other expenses	1,699	1,810

Total benefits and expenses	4,621	4,428

FSB adjusted operating income before income taxes	449	529
Income taxes, applicable to adjusted operating income	146	193

FSB after-tax adjusted operating income	303	336

Items excluded from FSB adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(113)	(96)
Divested businesses	(12)	(8)

Total items excluded from FSB adjusted operating income before income taxes	(125)	(104)
Income taxes, applicable to items excluded from adjusted operating income	(41)	(35)

Total items excluded from FSB adjusted operating income, after income taxes	(84)	(69)

FSB income from continuing operations (after-tax)	219	267
Loss from discontinued operations, net of taxes	(22)	(4)

Financial Services Businesses net income	$197	$263

Direct equity adjustment for earnings per share calculations (2)	18	7

Earnings available to holders of Common Stock after direct equity adjustment:

Based on net income	$215	$270

Based on after-tax adjusted operating income	$321	$343

Earnings per share of Common Stock (diluted) (2):
FSB after-tax adjusted operating income	$0.58	$0.59
Items excluded from FSB adjusted operating income:
Realized investment losses, net of related charges and adjustments	(0.20)	(0.17)
Divested businesses	(0.02)	(0.01)

Total items excluded from FSB adjusted operating income before income taxes	(0.22)	(0.18)
Income taxes, applicable to items excluded from adjusted operating income	(0.07)	(0.06)

Total items excluded from FSB adjusted operating income, after income taxes	(0.15)	(0.12)

FSB income from continuing operations (after-tax)	0.43	0.47
Loss from discontinued operations, net of taxes	(0.04)	(0.01)

FSB net income	$0.39	$0.46

Weighted average diluted shares outstanding during period	556.5	585.1

Financial Services Businesses Attributed Equity (as of end of period):

Total attributed equity	$21,059	$19,453
Per share of Common Stock—diluted	38.12	33.25

Attributed equity excluding unrealized gains and losses on investments	$18,388	$19,034
Per share of Common Stock—diluted	33.28	32.53

Number of diluted shares at end of period	552.5	585.1

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended March 31
	2003	2002
Adjusted operating income before income taxes, by Division (1):

Insurance Division	$172	$203
Investment Division	74	104
International Insurance and Investments Division	175	202
Corporate and other operations	28	20

Total FSB adjusted operating income before income taxes	$449	$529

Revenues, by Division (1):

Insurance Division	$2,115	$1,977
Investment Division	1,407	1,559
International Insurance and Investments Division	1,463	1,329
Corporate and other operations	85	92

Total	$5,070	$4,957

Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance:
Variable life	$25	$44
Universal life	26	11
Term life	23	13

Total excluding corporate-owned life insurance	74	68
Corporate-owned life insurance	4	10

Total	$78	$78

Fixed and Variable annuities:
Gross sales	$441	$411

Net redemptions	$(81)	$(236)

Total account value at end of period	$18,438	$21,344

Group Insurance New Annualized Premiums (4):
Group life	$88	$162
Group disability	67	53

Total	$155	$215

Investment Division:

Investment Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$78.9	$92.3
Institutional customers	84.2	86.2
General account (5)	123.6	111.7

Total Investment Management and Advisory Services	$286.7	$290.2

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,373	$2,581

Net sales, other than money market	$233	$104

Assets under management at end of period:
Mutual funds	$48,170	$56,743
Wrap-fee products	14,860	18,192
Other managed accounts (6)	16,712	18,006

Total	$79,742	$92,941

Retirement Segment Sales:
Defined Contribution:
Gross sales	$1,028	$1,010

Net sales	$390	$193

Guaranteed Products:
Gross sales	$554	$259

Net withdrawals	$(491)	$(605)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended March 31
	2003	2002
International Insurance and Investments Division:

International Insurance New Annualized Premiums (7):
Actual exchange rate basis	$220	$179

Constant exchange rate basis	$212	$187

Closed Block Business Data:

Income Statement Data:
Revenues	$1,867	$1,777
Benefits and expenses	1,868	1,952

Loss from operations before income taxes	(1)	(175)
Income taxes	—	(65)

Closed Block Business net loss	$(1)	$(110)

Direct equity adjustment for earnings per share calculations (2)	(18)	(7)

Net loss available to holders of Class B Stock after direct equity adjustment:	$(19)	$(117)

Net loss per share of Class B Stock	$(9.50)	$(58.50)

Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$799	$586
Per share of Class B Stock	399.50	293.00
Attributed equity excluding unrealized gains and losses on investments	$82	$394
Per share of Class B Stock	41.00	197.00
Number of Class B shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Total revenues	$6,807	$6,615
Total benefits and expenses	6,484	6,365

Income from operations before income taxes	323	250
Income taxes	105	93

Income from continuing operations	218	157
Loss from discontinued operations, net of taxes	(22)	(4)

Consolidated net income	$196	$153

Net income:
Financial Services Businesses	$197	$263
Closed Block Business	(1)	(110)

Consolidated net income	$196	$153

Assets and Asset Management Information (as of end of period, in billions)

Total assets	$299.3	$297.9

Assets under management (at fair market value):
Managed by Investment Division:
Investment Management Segment—Investment Management and Advisory Services (5)	$286.7	$290.2
Non-proprietary wrap-fee products and other assets under management	32.7	41.9

Total Managed by Investment Division	319.4	332.1
Managed by International Insurance and Investments Division (5)	47.6	38.0
Managed by Insurance Division	8.5	8.7

Total assets under management	375.5	378.8
Client assets under administration	174.4	201.2

Total assets under management and administration	$549.9	$580.0

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; and results of divested businesses and discontinued operations. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Statutory first year premiums and deposits.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(5)	Reflects Investment Management segment's assumption, as of the second quarter of 2002, of management of $3.5 billion of assets which were previously reflected in assets managed by the International Insurance and Investments division.

(6)	Includes amounts under both management and administration for certain Prudential Securities' programs and unit investment trusts.

(7)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2002.